ORCHID BIOSCIENCES, INC. HAS REQUESTED THAT THE MARKED PORTIONS OF THIS DOCUMENT BE ACCORDED 406 CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

[*] CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.

Exhibit 10.27

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is entered into as of 6th day of August, 2002, by and between SAINT LOUIS UNIVERSITY, a non-profit organization organized and existing under the laws of the State of Missouri (“SLU”), and ORCHID BIOSCIENCES, INC., a Delaware Corporation (“ORCHID”).

WHEREAS, ORCHID commenced a declaratory judgment action in the United States District Court for the Southern District of California that was transferred to the United States District Court for the Eastern District of Missouri (Civil Action No. 4:02CV00179JCH, U.S.D.C., E.D. of MO) against SLU (the “Action”) in connection with the parties’ rights and obligations with respect to U.S. Patent No. 5,846,710 (the “‘710 Patent”); and

WHEREAS, SLU filed a counterclaim against ORCHID alleging patent infringement of the ‘710 Patent.

WHEREAS, the parties each have denied any liability for the allegations contained in the Action and wish to resolve their disputes on the terms and subject to the conditions therein;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the sufficiency of which are hereby acknowledged, and in full satisfaction of all claims alleged by the parties in the Action, it is hereby agreed as follows:

1.	Assignment.

1.1	Subject to the terms and conditions herein set forth, SLU hereby assigns, transfers and sets over to ORCHID the entire right, title and interest of SLU in and to the ‘710 Patent, including: (i) any license agreements with respect to the ‘710 Patent as listed on the attached Exhibit A; and (ii) SLU’s rights, if any, to any patent (including, without limitation, any inventor’s certificate) that has issued or issues in the future in any country including, without limitation, any reissue, reexamination, extension, confirmation, registration, revalidation, or patent of addition.

1.2	SLU will execute and deliver the instrument of assignment attached as Exhibit B.

2.	Payment.

2.1	In consideration for the assignment and transfer of SLU’s rights in the ‘710 Patent to ORCHID, as well as other good and valuable consideration:

2.1.1	ORCHID will pay SLU One Million Dollars ($1,000,000) according to the following schedule: Three Hundred Thousand Dollars ($300,000) upon full execution of this Agreement; Two Hundred Fifty Thousand Dollars ($250,000) no later than the 15th day of January, 2003; Two Hundred Fifty Thousand Dollars ($250,000) no later than the 15th day of July, 2003; and

Two Hundred Thousand Dollars ($200,000) no later than the 15th day of January 2004.

2.1.2	ORCHID shall also issue and deliver to SLU at Closing such number of unregistered shares (the “Shares”) of ORCHID common stock, par value $.001 per share (the “Common Stock”) having a Fair Market Value (as defined below) equal to $500,000 pursuant to a Stock Purchase Agreement in the form attached as Exhibit C. As used herein, the term “Fair Market Value” shall mean either (1) the average closing price per share of ORCHID Common Stock (rounded to the nearest cent) on The Nasdaq Stock Market (as reported in The Wall Street Journal, or, if not reported therein, any other authoritative source selected by ORCHID) for the twenty (20) consecutive trading days ending on the second trading day immediately prior to full execution of the Settlement Agreement. or (2) the closing price per share of ORCHID Common Stock (rounded to the nearest cent) on The Nasdaq Stock Market (as reported in The Wall Street Journal, or, if not reported therein, any other authoritative source selected by ORCHID) on the day prior to the full execution of the Agreement, whichever price is lower.

2.1.3	ORCHID shall register the Common Stock in accordance with the provisions of the Registration Rights Agreement attached as Exhibit E.

2.1.4	To the extent that SLU sells all of the Shares pursuant to the effective Resale Registration Statement and the aggregate gross proceeds received for such Shares is less than $500,000, ORCHID hereby agrees to make a one-time payment to SLU equal to the difference between $500,000 and the amount of such aggregate gross proceeds (the “Make-up Payment”). The Make-up Payment may be paid to SLU by the issuance of additional shares of Common Stock or by cash, at SLU’s sole discretion; provided, that, to the extent that ORCHID pays the Make-up Payment through the issuance of additional shares of Common Stock (a) the number of such shares so issued shall be based on the Fair Market Value for either the twenty (20) consecutive trading days ending on the second trading day immediately prior to the latest date on which all or any portion of the Shares shall have been sold, or the date of the latest sale of original share, whichever is lower; and (b) ORCHID shall have the obligation to register such additional shares in accordance with Section 2.1.3. SLU shall instruct the broker to sell the Shares within 60 days of when the Registration becomes effective.

2.1.5	If, for whatever reason out of SLU’s reasonable control, Orchid is unable to register any amount of the Common Stock and/or SLU is unable to sell any of the ORCHID Shares by a date one-hundred and eighty (180) days from the dated of the full execution of this Agreement, SLU may, at SLU’s sole discretion, (1) tender the remaining Shares back to ORCHID, in which case ORCHID will then immediately pay SLU in cash Five

Hundred Thousand Dollars ($500,000.00) less the gross proceeds from the sale of any Shares originally delivered to SLU pursuant to Section 2.1.2 and registered pursuant to Section 2.1.3; or (2) retain the Shares in full payment of the remaining unpaid $500,000 guaranteed sale price of such Shares.

2.2 To secure the above payments and delivery of Shares, Orchid will contemporaneously execute and deliver the Security Agreement attached as Exhibit D and the Promissory Note attached as Exhibit F.

3.	Dismissal of Action. Upon execution of this Agreement, the parties shall dismiss the Action with prejudice with each party to bear its own costs and attorneys fees (except that ORCHID will pay 100% of the fees incurred with the mediation held in connection with the Action on June 14, 2002). The parties agree that this Agreement is entered into for the purpose of avoiding the expense and inconvenience of litigation, and that it is not to be construed as an admission of any sort by either party, except that ORCHID admits that U.S. Patent No. 5,846,710 is a valid patent.

4.	Representations and Warranties.

4.1	SLU represents and warrants that:

4.1.1	SLU is the legal and beneficial owner of all of its right, title and interest in and to the ‘710 Patent, recognizing that the United States Federal Government has a paid-up, irrevocable license in the ‘710 patent and that there are two other non-exclusive licensees (Nanogen, Inc. and Illumina, Inc.) of the ‘710 Patent.

4.1.2	SLU has full power and authority and has taken all action necessary to enter into, execute and deliver this Agreement and effect the assignment and transfer contemplated hereby, subject to Section 4.1.12

4.1.3	The execution and performance by SLU of this Agreement and all documents executed and delivered or required to be executed and delivered by it hereunder does not and will not violate: (i) any law or regulation of the jurisdiction of its organization, (ii) any other law or regulation applicable to it including, without limitation, any applicable rule, law or regulation of any governmental authority with jurisdiction subject to Section 4.l.6, (iii) any provision of its organizational documents, (iv) any order or judgment of any court or government authority applicable to it, or (v) any contractual restriction binding on it.

4.1.4	This Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of SLU enforceable in accordance with its terms.

4.1.5	SLU has not executed or entered into any agreement or assignment inconsistent with the assignment called for in Section 1 above.

4.1.6	All notices, consents or approvals of any nature whatsoever that may be required from any applicable governmental authority with jurisdiction including, without limitation, the NIH (as defined below in Section 7.2) and the USPTO, or from a third party, in order for this Agreement and the assignment and sale contemplated hereby to be effective and valid will have been obtained, other than permission from the NIH to assign the ‘710 Patent to Orchid, and the consent of Illumina, both of which have been, or are in the process of being property requested by SLU in accordance with Section 5.

4.1.7	There are no liens, security interests, claims or encumbrances of any type with respect to the ‘710 Patent, other than the security interest granted to SLU by ORCHID pursuant to this Agreement and the Security Agreement and other than the paid-up, irrevocable license granted to the Federal Government, and the non-exclusive licenses to Illumina and Nanogen, to the extent these licenses might be considered an encumbrance on the ‘710 Patent

4.1.8	SLU is not aware of any challenges to the ‘710 Patent (whether with respect to scope, validity, inventorship or any other matter) made by any third party. Neither SLU, nor to the knowledge of any executive officers of SLU, any third party, has made any such challenges, written or oral, or filed any application or document or otherwise taken any action that may affect the validity or scope of the ‘710 Patent.

4.1.9	SLU has not received notice and is not aware of any infringement of the ‘710 Patent, other than the alleged infringement of Orchid and its customers or of any suit, action, claim or proceeding involving the ‘710 Patent and no such suit, action, claim or proceeding (other than the Action) is currently pending with respect to the ‘710 Patent.

4.1.10	SLU has timely made all payments of fees or other costs heretofore due with respect to the ‘710 Patent (including the first maintenance fee) and no payments, fees or other expenses will be outstanding as of the date this Agreement is fully executed.

4.1.11	To SLU’s knowledge, there are no continuation, divisional, continuation-in-part or foreign applications pending or patents that have issued on any continuation, divisional, continuation-in-part or foreign applications that claim priority to an application to which the ‘710 Patent claims priority.

4.1.12	SLU will promptly provide to ORCHID any and all future correspondence to and from the NIH and the USPTO with respect to the ‘710 Patent and will take such other action or steps as shall be necessary to appropriate to assist Orchid in seeking and obtaining the permission of the NIH to the assignment of the ‘710 Patent to Orchid, as contemplated herein.

4.2	ORCHID represents and warrants:

4.2.1	ORCHID has full power and authority and has taken all action necessary to enter into, execute and deliver this Agreement and perform its obligations hereunder.

4.2.2	The execution and performance by ORCHID of this Agreement and all documents executed and delivered or required to be executed and delivered by it hereunder does not and will not violate any law or regulation of the jurisdiction of its organization or any other law or regulation applicable to it, any provision of its organizational documents, any order or judgment of any court or government authority applicable to it or any contractual restriction binding on or affecting it or its assets.

4.2.3	This Agreement has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of ORCHID enforceable in accordance with its terms.

4.2.4	Upon SLU’s transfer of all of its right, title, and interest in the ‘710 Patent to ORCHID, ORCHID will (i) comply with and agrees to be subject to all laws, rules, regulations and conditions applicable to the ‘710 Patent and including, without limitation, any applicable rule, law or regulation of any governmental authority with jurisdiction including, without limitation, the NIH and the USPTO, and more specifically the terms and provision of 37 C.F.R. Section 401 et seq. and the Bayh-Dole Act, as amended, (ii). Shall further indemnify and hold harmless SLU from any obligations or claims hereafter arising under those licenses.

5.	Satisfied Conditions.

5.1	The parties hereby stipulate that the following conditions have been met upon full execution of the Agreement:

5.1.1	SLU has delivered to ORCHID the original executed instrument of assignment in the form of attached Exhibit B.

5.1.2	At any time after the execution of this Agreement, upon Orchid’s reasonable request, SLU will deliver to ORCHID any and all non-privileged documents in SLU’s possession with respect to the ‘710 Patent, to the extent not already produced by SLU during the Action.

5.1.3	SLU will have delivered to ORCHID all original written evidence of SLU’s title to, right, interest and obligations under the ‘710 Patent including, without limitation, any requests for approval for the assignment and transfer of the ‘710 Patent from NIH.

5.1.4	SLU has delivered to ORCHID written approval of the assignment hereunder to ORCHID by Nanogen, Inc., a Delaware corporation. SLU has requested consent from Illumina, Inc., a California Corporation for assignment of the Nonexclusive License Agreement dated January 20, 2000 between SLU and Illumina (“Illumina License Agreement”) to Orchid. SLU will use its reasonable best efforts to obtain such consent. In the event Illumina withholds such consent, the parties agree that such withholding of consent is unreasonable and Orchid will indemnify and hold harmless SLU from any claims, actions or suits brought by Illumina against SLU as a result of the assignment of the Illumina License Agreement to Orchid.

6.	Announcements. To the extent legal and practicable, ORCHID and SLU agree to issue a joint press release, the form of which will be positive and mutually agreed upon. The parties further agree that the terms of this Agreement shall remain confidential and shall not be publicly disclosed, other than the assignment of the ‘710 Patent from SLU to ORCHID, and except as may be required (i) under the Registration Statement to be filed pursuant to the Registration Rights Agreement or (ii) other applicable law or regulation.

7.	Remedies.

7.1	ORCHID agrees that if it breaches any of its material obligations under this Agreement and fails to cure such breach within sixty (60) days after SLU has notified ORCHID in writing of such breach, [*]

7.2	The parties agree that if the NIH fails to issue its approval to the assignment and transfer of the ‘710 Patent to Orchid, as requested, the ‘710 Patent assignment and transfer set forth herein will be void and SLU will automatically and immediately, without further action or writing, grant to Orchid an exclusive [*] transferable, worldwide right and license, with the right to grant sublicenses, under the ‘710 Patent, to make, have made, use, sell, offer for sale, import, export and exploit in any manner any product or service or otherwise practice and have practiced the method covered by the ‘710 Patent. The total consideration for such exclusive license will be equal to the payments and other consideration due under Section 2. The parties will enter into a separate license agreement upon customary and reasonable terms and conditions as soon as practical after receipt of notice from the NIH of its determination to withhold consent to the assignment of the ‘710 Patent to Orchid and Orchid will reassign the ‘710 Patent to SLU upon execution of such license agreement.

8.	Release. ORCHID and SLU hereby release and forever discharge each other, their respective past and current officers, directors, employees, agents, attorneys, subsidiaries, affiliates, successors and assigns, of all debts, damages, claims, actions and causes of action in law or in equity for or in account of any manner or thing that arose or could have arisen in connection with the Action; provided however that this release does not release or discharge either party from the obligations contained or described in this Agreement.

9.	Privileged Documents. SLU has retained certain documents related to the ‘710 Patent and the Action that it has determined is covered by a privilege (the “Privileged Documents”). SLU agrees that, to the best of its ability, it will maintain and enforce the Privileged Documents as privileged, consistently with respect to all third parties, in the same manner and to the same extent that SLU has heretofore asserted a privilege at all times after execution of this Agreement. If any Privileged Document is challenged by any third party, SLU will give immediate notice of such challenge to Orchid. In the event SLU chooses to terminate or waive any privilege related to any Privileged Document, or is compelled to do so by a court of law, SLU will immediately send to Orchid copies of the Privileged Document for which the privilege has been waived or terminated.

10.	Entire Agreement. This Agreement, together with all Exhibits and instruments attached hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, letters of intent, understandings, negotiations and discussions of the parties, whether oral or written.

11.	Amendment. Any modification of this Agreement shall be in writing, signed by both parties.

12.	Disputes. Any dispute arising from or relating to this Agreement shall be governed by Missouri law and the parties agree that any action to enforce the terms of this Agreement shall be brought in the United States District Court for the Eastern District of Missouri.

13.	Counterparts. The Agreement may be executed in one or more counterparts, and not necessarily on the same date, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The parties agree to accept facsimile signatures.

14.	Binding Effect. This Agreement is binding upon and inures to the benefit of the heirs, successors and assigns of the parties hereto.

15.	Severability. If any provision of this Agreement is held to be invalid, illegal, unenforceable or void, it will be without effect on the validity, legality and enforceability of the remaining provisions of this Agreement. Both parties will endeavor to replace the invalid, illegal, unenforceable or void provision with a valid and enforceable one that in its equitable effect is most consistent with the prior provision.

16.	Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice hereunder:

(a)	if to Orchid, to:

Orchid BioSciences, Inc.
4390 US Route One
Princeton, NJ
Attention: Kevin Nash, Esq.
Fax: 609-750-2250

with a copy to:

Kalow & Springut, LLP
488 Madison Avenue
New York, NY 10022
Attn: David A. Kalow, Esq.
Fax: 212-813-9600

(b)	if to SLU, to:

Saint Louis University
221 North Grand Boulevard
St. Louis, Missouri 63103
Attn: Robert O. Webster, Ph.D.
Fax: 314-268-5551

with a copy to:

Saint Louis University
221 North Grand Boulevard
St. Louis, Missouri 63103
Attn: Kenneth E. Fleischmann, Esq.
Fax: 314-977-7186

and

Lewis, Rice & Fingersh
500 North Broadway, Suite 2000
St. Louis, Missouri 63102
Attn: Frank B. Janoski, Esq.
Fax: 314-241-6056

All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such part set forth above, (ii) if made by telex, telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the 5th business day following the day such mailing is made.

17.	Construction. Each Party acknowledges and agrees that: (i) its counsel reviewed and negotiated the terms and conditions of this Agreement and have contributed to its revision; (ii) it understands and agrees to be bound by the terms and conditions of this Agreement; (iii) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement; and (iv) the terms and provisions of this Agreement will be construed fairly as to all parties hereto and not in a favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

IN WITNESS WHEREOF, the parties caused this Agreement to be properly executed as of the date first above written.

ORCHID BIOSCIENCES, INC.

By:

Name:	Donald Marvin
Title:	Chief Operating Officer

SAINT LOUIS UNIVERSITY

By:

Name:	Robert O. Webster, PhD
Title:	Associate Provost for Research Administration

Exhibit A

List of Agreements and Licenses

[*]

Exhibit B

Assignment

In consideration of One Dollar (US $1.00) and the payments made to Assignor pursuant to the Settlement Agreement dated June 14, 2002 between the parties, together with other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned,

SAINT LOUIS UNIVERSITY, a non-profit organization organized and existing under the laws of the State of Missouri with a principal location in St. Louis Missouri (“Assignor”)

Hereby sells, assigns and transfers to

ORCHID BIOSCIENCES, INC., a Delaware Corporation with a principal location in Princeton, New Jersey (“Assignee”) all of its right, title or interest, including all rights for all countries, in and to any and all inventions that are disclosed and claimed, and any and all inventions that are disclosed but not claimed, in the applications and patents listed in Schedule A, and in and to said patents or applications and all divisional, continuation, continuing, substitute, renewal, reissue and all other applications for patents or other related property rights in any and all countries that have been or shall be filed on any of said inventions disclosed in said patents or applications; and in and to all original and reissued patents or related foreign documents that have been or shall be issued on said inventions;

Authorizes and requests the Director of Patents of the United States to issue to Assignee, its successors, assigns and legal representatives, in accordance with this assignment, any and all United States Letters Patent on said inventions or any of them disclosed in said applications;

Agrees that Assignee may apply for and receive foreign Letters Patent or rights of any other kind for said inventions, or any of them; and may claim, in applications for said foreign Letters Patent or other rights, the priority of the United States patents and applications in Schedule A under the provisions of the International Convention of 1883 and later modifications thereof, under the Patent Cooperation Treaty, under the European Patent Convention or under any other available international agreement; and that, when requested, without charge to, but at the expense of, Assignee, its successors, assigns and legal representatives, to carry out in good faith the intent and purpose of this assignment, the Assignor or the executors or administrators of the Assignor will, for the United States and all foreign countries, execute all original, divisional, continuation, continuing, substitute, renewal, reissue, and all other patent applications or other documents on any and all said inventions; execute all rightful oaths, assignments, powers of attorney and other papers; communicate to Assignee, its successors, assigns and representatives, all facts known and documents available to the Assignor relating to said inventions and the history thereof; and testify in all legal proceedings regarding said patent; and

Covenants with said Assignee, its successors, assigns and legal representatives that no assignment, grant, mortgage, license or other agreement affecting the rights and property herein conveyed has been made to others by Assignor, and that full right to convey the same as herein expressed is possessed by Assignor, and:

FURTHER, THAT:

Assignee agrees that it, its successors, assigns and legal representatives will be subject to and will comply with the terms and provisions of all federal law, rules and regulations applicable to said patent, including but not limited to the terms and provisions of 37 C.F.R.§ 401 et seq. and the Bayh-Dole Act, as amended, in commercializing the technology covered by said patent.

Assignee does:

Agree to and accept the assignment hereunder.

Date: August 6, 2002

ASSIGNOR: SAINT LOUIS UNIVERSITY

By:

Signature
Name:	Robert O. Webster, Ph.D.
Title:	Associate Provost for Research Administration Duly authorized to sign on behalf of Assignor

STATE OF                    )

COUNTY OF                )

On this 6th day of August 2002, personally appeared before me, Robert O. Webster, known or identified to me as the Associate Provost for Research Administration of St. Louis University, who executed the foregoing and acknowledged the same as a free act and deed for uses and purposes therein expressed.

Notary Public

ASSIGNEE:

ORCHID BIOSCIENCES, INC.

Date:	August 6, 2002 By:	By:

Signature
		Name:	Kevin B. Nash
		Title:	Executive Director of Legal Affairs Duly authorized to sign on behalf of Assignee

STATE OF                    )

COUNTY OF                )

On this 6th day of August 2002, personally appeared before me, Kevin B. Nash known or identified to me to be the Executive Director of Legal Affairs of Orchid BioSciences, Inc. and the individual who executed the foregoing and acknowledged the same as a free act and deed for uses and purposes therein expressed.

Notary Public

Schedule A

ASSIGNED PATENT APPLICATIONS AND PATENTS

United States

U.S. Patent No. 5,846,710 entitled Method for the Detection of Genetic Diseases and Gene Sequence Variations by Single Nucleotide Primer Extension, issue date December 8, 1998.